RCI Reports 4Q16 and FY16 Results and FY17 Outlook

HOUSTON – December 13, 2016 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced results for the fourth quarter and fiscal year ended September 30, 2016 and its outlook for FY17.

4Q16 vs. 4Q15

●	GAAP EPS diluted of $0.04 compared to $0.05.

●	4Q16 included charges, most of which were announced in October, to eliminate non-performing units, free up capital, and further improve cash flow.

●	Excluding these charges and other items, non-GAAP* EPS diluted increased to $0.31 from $0.21, reflecting continued improvement in RCI’s performance.

●	Total revenues of $33.0 million compared to $32.8 million.

●	Free Cash Flow (FCF)* totaled $3.8 million compared to ($2.1) million.

FY16 vs. FY15

●	GAAP EPS diluted increased to $1.10 compared to $0.90.

●	Non-GAAP EPS diluted was $1.32 versus $1.35, reflecting lower comparisons in the first half of FY16 with a rebound during the second half.

●	Total revenues were nearly level at $134.9 million compared to $135.4 million.

●	FCF totaled a record $20.5 million compared to $14.9 million.

Share Buybacks & Cash Dividend

●	RCI accelerated its share buyback program in FY16, taking advantage of its strong FCF to return capital to shareholders, investing $7.3 million to buy back 747,081 shares, reducing shares outstanding about 5%.

●	RCI continued to buy back shares in October and November 2016, acquiring another 68,269 shares for $0.818 million, reducing shares outstanding to 9.74 million.

●	As previously announced, RCI’s 1Q17 $0.03 dividend will be paid December 27, 2016, to holders of record December 12, 2016.

Conference Call this Afternoon

●	A conference call to discuss these results, outlook and related matters will be held today at 4:30 PM ET

●	Dial In: 877-407-9210 (toll free) or 201-689-8049 (domestic or international)

●	Webcast URL: http://www.investorcalendar.com/event/175483

Meet Management Tonight

Eric Langan, President & CEO, invites investors to meet management, tour one of the company’s top clubs, and tour its new Hoops Cabaret & Sports Bar.

●	When: Tuesday, December 13, 6:00 PM to 8:00 PM ET

●	Where: Rick’s Cabaret New York, at 50 W. 33rd Street, New York, NY, between Fifth Avenue and Broadway

●	RSVP: With your contact information to gary.fishman@anreder.com

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CEO Comment

“We ended FY16 in the best shape we’ve been in, thanks to the first full year implementation of our disciplined approach to capital allocation,” Mr. Langan said.

“We improved our cash generating ability. We restored same store and total sales growth and expanded margins on a non-GAAP basis. Using bank financing at conventional rates, we acquired the Rick’s Cabaret New York real estate, which, along with the acquisition of the Tootsie’s Cabaret Miami real estate in 4Q15, reduced our cost of occupancy, one of our largest fixed costs. Tootsie’s and Rick’s New York are our two largest, revenue producing clubs.

“Ultimately, we significantly expanded free cash flow to a record $20.5 million, which included some tax benefits, and established a baseline run rate of about $18 million going forward.

“We undertook the largest annual buyback in our history, reducing shares outstanding by about 5%, to 9.8 million shares. We also paid off $2.8 million in convertible debt in FY16 and 1Q17, eliminating 230,000 possible new shares and 49,000 related warrants expired. On top of that, we initiated a $0.12 per share annual dividend, payable $0.03 per quarter.

“Our cash generation also enabled us to further strengthen our balance sheet. We refinanced $14.2 million at lower average rates, changed 2017 non-realty balloons into an amortizing note that balloons in 2022, and lowered our interest rate going forward. In addition, all of our debt is now amortizing, and we ended the year with $11.3 million in cash, the highest September 30th position in five years.

“To further enhance free cash flow, we implemented new, higher yielding models with the opening of a new nightclub, Hoops Cabaret and Sports Bar in New York, and our plans to build three new Bombshells in Houston. In the fourth quarter, we disposed of all major non-performing businesses, receiving cash and notes, freeing up capital, and turning non-profitable businesses into interest income producing notes.

“During and subsequent to FY16, we made some selective investments to improve our future prospects. We built and moved into our new corporate headquarters, and will be phasing in a new ERP system to create a highly efficient “plug and play” platform, increasing our scalability. We also named highly experienced Shannon Glaser to lead Bombshells franchising. She has already begun introducing us to multi-unit restaurant franchise operators.

“Our FY17 plan is to follow through with what we started in FY16. We will continue our approach to capital allocation, as evidenced by our ongoing share repurchases. First half sales should benefit from the momentum developed in the second half of 2016. The second half should grow as the new Bombshells units open and we begin to sell our first franchises. Margins and FCF generation should benefit from our more profitable portfolio of clubs and restaurants and reduced interest expense as a percent of revenues.”

October 2016 Announcements

●	In October 2016, RCI announced a series of 4Q16 actions, most of which focused on eliminating all major non-performing businesses, freeing up capital, and further increasing free cash flow.

●	These actions resulted in (i) the receipt of $8.3 million in cash and interest paying notes and (ii) net charges in the 4Q16 income statement, totaling $5.2 million pre-tax, most of which were non-cash.

●	This amount reflects the net effect of the previously announced sales of two nightclubs and majority of interest in Robust; closing of a restaurant; and settlement of lawsuits from the last of the most serious cases remaining from the Indemnity insurance period. It also includes impairments related to two other properties.

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4Q16 Analysis

Total Revenues

●	Total revenues of $33.0 million increased 0.8% from $32.8 million in 4Q15.

●	Higher margin service and beverage sales increased 1.4% and 0.7%, respectively, from last year’s levels, while food and other revenues were approximately level with 4Q15.

●	This was the fourth quarter in a row where beverage sales were up year over year, and the first quarter in FY16 where service revenues increased after narrowing declines in each of the prior three quarters.

Operating Income & Margin

●	Income from operations was $0.9 million, or 2.8% of revenues, compared to $3.2 million, or 9.8%, in 4Q15.

●	Both periods included charges, such as litigation and other one-time settlements, impairment of assets, and gains or losses on property sales.

●	Excluding these items, non-GAAP operating income was $6.3 million, or 19.0% of sales, up from $5.3 million, or 16.1%, in 4Q15.

4Q16 Segment Analysis

Nightclubs

●	Sales of $27.7 million were level compared to the year ago quarter, with 38 units in operation in both periods, although two were sold and others changed at the end of 4Q16.

●	Operating income was $5.4 million, or 19.5% of sales, compared to $4.4 million, or 16.1%, in 4Q15.

●	On a non-GAAP basis, operating income was $8.4 million, or 30.2% of sales, compared to $6.2 million, or 22.5%, in 4Q15.

Bombshells

●	Sales of $4.7 million were up 10.5% compared to $4.2 million in the year ago quarter, with five units in operation in both periods, although the Webster unit was closed at the end of 4Q16.

●	Operating income, which includes charges for closing Webster, was a loss of $0.9 million, or (18.4%) of revenue, compared to a profit of $0.3 million, or 6.9%, in 4Q15.

●	On a non-GAAP basis, operating income was $0.5 million, or 11.0% of revenue, compared to $0.6 million, or 14.9%, in 4Q15. 4Q16 non-GAAP includes Webster’s operating losses.

Other Metrics

●	Occupancy Costs: Occupancy costs, one of RCI’s largest fixed costs, which the company measures as a combination of rent plus interest expense, declined to 8.5% of revenues in 4Q16 compared to 9.0% in 4Q15. The decline reflects significantly lower rent due to the acquisitions of club real estate in New York City in early 2Q16 and of Miami Gardens in 4Q15.

●	Effective Tax Rate: ETR was 20.4% in FY16 compared to 36.5% in FY15. The difference was primarily due to tax credit carryforwards and the transfer of deferred tax liabilities related to sold subsidiaries, offset by state income taxes in 2016.

●	Adjusted EBITDA & Free Cash Flow (FCF): Adjusted EBITDA increased 25.7%, to $8.2 million in 4Q16 from $6.5 million in 4Q15. FY16 FCF of $20.5 million included approximately $2.0 million of tax benefits. RCI’s initial FY17 FCF target of $18 million is based on net cash provided by operating activities of ~$20.5 million less maintenance capital expenditures of ~$2.5 million.

●	Balance Sheet (September 30, 2016 compared to June 30, 2016): Total stockholders’ equity decreased to $130.1 million from $133.5 million primarily due to the sale of the Robust interest and share buybacks.

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*Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, management uses certain non-GAAP financial measures, within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the Company and helps management and investors gauge our ability to generate cash flow, excluding some non-recurring items that are included in the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:

●	Non-GAAP Operating Income and Non-GAAP Operating Margin. We exclude from non-GAAP operating income and non-GAAP operating margin amortization of intangibles, gain on settlement of patron tax case, gains and losses from asset sales, impairment of assets, stock-based compensation charges, and litigation and other one-time legal settlements. We believe that excluding these items assists investors in evaluating period-over-period changes in our operating income and operating margin without the impact of items that are not a result of our day-to-day business and operations. While we were in litigation in the patron tax case, we also included patron taxes as an exclusion, but after settlement of the case, we no longer exclude patron taxes from operating income.

●	Non-GAAP Net Income and Non-GAAP Net Income per Diluted Share. We exclude from non-GAAP net income and non-GAAP net income per diluted share amortization of intangibles, gain on settlement of patron tax case, income tax expense, impairment charges, gain/loss on acquisition of controlling interest in subsidiary, gains and losses from asset sales, stock-based compensation, litigation and other one-time legal settlements, and gain on contractual debt reductions, and include the non-GAAP provision for current and deferred income taxes, calculated as the tax effect at 35% effective tax rate of the pre-tax non-GAAP income before taxes, because we believe that excluding such measures helps management and investors better understand our operating activities. While we were in litigation in the patron tax case, we also included patron taxes as an exclusion, but after settlement of the case, we no longer exclude patron taxes from net income.

●	Adjusted EBITDA. We exclude from adjusted EBITDA depreciation expense, amortization of intangibles, income tax, interest expense, interest income, gains and losses from asset sales, litigation and other one-time legal settlements, gain on settlement of patron tax case, gain/loss on acquisition of controlling interest in subsidiary, gain on contractual debt reduction and impairment charges because we believe that adjusting for such items helps management and investors better understand operating activities. Adjusted EBITDA provides a core operational performance measurement that compares results without the need to adjust for federal, state and local taxes which have considerable variation between domestic jurisdictions. The results are, therefore, without consideration of financing alternatives of capital employed. We use adjusted EBITDA as one guideline to assess our unleveraged performance return on our investments. Adjusted EBITDA is also the target benchmark for our acquisitions of nightclubs.

●	Non-GAAP Cash Flow Measure. We believe our ability to generate cash from operating activities is one of our fundamental financial strengths. As a consequence, management also uses certain non-GAAP cash flow measures such as free cash flows. Free cash flow is derived from net cash provided by operating activities less maintenance capital expenditures.

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Notes

●	Starting with 1Q16, revenues (including prior comparable periods) are being reported net of sales taxes and other revenue related taxes from the adoption of new revenue accounting standards.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 41 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as “Rick’s Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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RCI HOSPITALITY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Three Months		For The Year
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
			(Audited)
Revenues
Sales of alcoholic beverages	$13,705	$13,604	$57,216	$55,829
Sales of food and merchandise	4,343	4,372	17,900	18,713
Service revenues	12,650	12,476	51,276	53,014
Other	2,339	2,337	8,468	7,893
Total revenues	33,037	32,789	134,860	135,449

Operating expenses
Cost of goods sold	4,854	4,792	20,546	20,317
Salaries and wages	9,344	9,459	37,457	37,732
Selling, general and administrative	11,025	11,777	43,075	43,598
Depreciation and amortization	1,705	1,440	7,173	6,894
Other charges, net	5,185	2,119	5,761	6,030
Total operating expenses	32,113	29,587	114,012	114,571
Income from operations	924	3,202	20,848	20,878

Other income (expenses)
Interest income	127	(24)	131	15
Interest expense	(2,064)	(1,937)	(7,982)	(6,969)
Non-operating gains	-	(348)	-	229
Income before income taxes	(1,013)	893	12,997	14,153
Income tax expense (benefit)	(989)	141	2,657	5,164
Net income (loss)	(24)	752	10,340	8,989
Less: Net income (loss) attributable to non controlling interests	(403)	226	(749)	(323)
Net income attributable to RCIHH common shareholders	$379	$526	$11,089	$9,312

Earnings per share attributable to RCIHH shareholders
Basic	$0.04	$0.05	$1.12	$0.90
Diluted	$0.04	$0.05	$1.10	$0.90

Weighted average number of common shares outstanding
Basic	9,839	10,363	9,941	10,359
Diluted	9,840	10,363	10,229	10,406

Dividends per share	$0.03	$0.00	$0.09	$0.00

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RCI HOSPITALITY HOLDINGS, INC.

SEGMENT INFORMATION

	For the Three Months		For The Year
	Ended September 30,		Ended September 30,
(in thousands)	2016	2015	2016	2015

Business segment sales:
Nightclubs	$27,669	$27,686	$113,941	$115,493
Bombshells	4,677	4,232	18,690	17,639
Other	691	871	2,229	2,317
	$33,037	$32,789	$134,860	$135,449

Business segment operating income (loss):
Nightclubs	$5,383	$4,444	$33,227	$30,444
Bombshells	(859)	293	1,291	1,773
Other	(496)	74	(2,650)	(1,921)
General corporate	(3,104)	(1,609)	(11,020)	(9,418)
	$924	$3,202	$20,848	$20,878

Business segment operating margin:
Nightclubs	19.5%	16.1%	29.2%	26.4%
Bombshells	-18.4%	6.9%	6.9%	10.1%
Other	-71.8%	8.5%	-118.9%	-82.9%

Reconciliation of Nightclubs GAAP operating income to non-GAAP operating income
Nightclubs operating income	$5,383	$4,444	$33,227	$30,444
Impairment of assets	2,092	347	2,092	1,705
Litigation and other one-time settlements	1,140	1,124	1,881	11,684
Gain on settlement of Patron tax case	-	-	-	(8,167)
Loss (gain) on disposition of assets	(256)	312	(421)	472
Nightclubs non-GAAP operating income	$8,359	$6,227	$36,779	$36,138

Nightclubs non-GAAP operating margin	30.2%	22.5%	32.3%	31.3%

Reconciliation of Bombshells GAAP operating income to non-GAAP operating income
Bombshells operating income	$(859)	$293	$1,291	$1,773
Loss on disposition of assets	1,374	336	1,374	336
Bombshells non-GAAP operating income	$515	$629	$2,665	$2,109

Bombshells non-GAAP operating margin	11.0%	14.9%	14.3%	12.0%

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RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES*

	For The Three Months		For The Year
	Ended September 30,		Ended September 30,
($ in thousands, except per share data)	2016	2015	2016	2015

Reconciliation of GAAP net income to Adjusted EBITDA
GAAP net income	$379	$526	$11,089	$9,312
Income tax expense (benefit)	(989)	141	2,657	5,164
Interest expense and income	1,937	1,961	7,851	6,954
Litigation and other one-time settlements	1,140	1,124	1,881	11,684
Gain on settlement of patron tax case	-	-	-	(8,167)
Impairment of assets	4,317	347	4,317	1,705
Loss (gain) on sale of property	(272)	648	(437)	808
Depreciation and amortization	1,705	1,440	7,173	6,894
Loss (gain) on acquisition of controlling interest in subsidiary	-	348	-	(229)
Adjusted EBITDA	$8,217	$6,535	$34,531	$34,125

Reconciliation of GAAP net income (loss) to non-GAAP net income
GAAP net income	$379	$526	$11,089	$9,312
Amortization of intangibles	169	(154)	752	737
Stock-based compensation	-	120	360	480
Litigation and other one-time settlements	1,140	1,124	1,881	11,684
Gain on settlement of patron tax case	-	-	-	(8,167)
Impairment of assets	4,317	347	4,317	1,705
Income tax expense (benefit)	(989)	141	2,657	5,164
Loss (gain) on sale of property	(272)	648	(437)	808
Loss (gain) on acquisition of controlling interest in subsidiary	-	348	-	(229)
Non-GAAP provision for income taxes	(1,729)	(928)	(7,217)	(7,523)
Non-GAAP net income	$3,015	$2,172	$13,402	$13,971

Reconciliation of GAAP diluted net income per share to non-GAAP diluted net income per share
Fully diluted shares	9,840	10,363	10,229	10,406
GAAP net income	$0.04	$0.05	$1.10	$0.90
Amortization of intangibles	0.02	(0.01)	0.07	0.07
Stock-based compensation	-	0.01	0.04	0.05
Litigation and other one-time settlements	0.12	0.11	0.18	1.12
Gain on settlement of patron tax case	-	-	-	(0.78)
Impairment of assets	0.44	0.03	0.42	0.16
Income tax expense (benefit)	(0.10)	0.01	0.26	0.50
Loss (gain) on sale of property	(0.03)	0.06	(0.04)	0.08
Loss (gain) on acquisition of controlling interest in subsidiary	-	0.03	-	(0.02)
Non-GAAP provision for income taxes	(0.18)	(0.09)	(0.71)	(0.71)
Non-GAAP diluted net income per share	$0.31	$0.21	$1.32	$1.35

Reconciliation of GAAP operating income to non-GAAP operating income
GAAP operating income	$924	$3,202	$20,848	$20,878
Amortization of intangibles	169	(154)	752	737
Stock-based compensation	-	120	360	480
Litigation and other one-time settlements	1,140	1,124	1,881	11,684
Gain on settlement of patron tax case	-	-	-	(8,167)
Impairment of assets	4,317	347	4,317	1,705
Loss (gain) on sale of property	(272)	648	(437)	808
Non-GAAP operating income	$6,278	$5,287	$27,721	$28,125

Reconciliation of GAAP operating margin to non-GAAP operating margin
GAAP operating income	2.8%	9.8%	15.5%	15.4%
Amortization of intangibles	0.5%	-0.5%	0.6%	0.5%
Stock-based compensation	0.0%	0.4%	0.3%	0.4%
Litigation and other one-time settlements	3.5%	3.4%	1.4%	8.6%
Gain on settlement of patron tax case	0.0%	0.0%	0.0%	-6.0%
Impairment of assets	13.1%	1.1%	3.2%	1.3%
Loss (gain) on sale of property	-0.8%	2.0%	-0.3%	0.6%
Non-GAAP operating margin	19.0%	16.1%	20.6%	20.8%

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow
Net cash provided by (used in) operating activities	$4,533	$(1,916)	$23,031	$16,364
Less: Maintenance capital expenditures	730	184	2,518	1,475
Free cash flow	$3,803	$(2,100)	$20,513	$14,889

* For FY16 periods, we excluded pre-opening and acquisitions costs, which were previously included, and have included gain/loss on sale of controlling interest in subsidiary, which were previously excluded, in our adjustments for non-GAAP financial performance measures, since we believe that these are recurring cash operating expenses that are necessary to operate our business. We have appropriately included or excluded the same items from prior year comparable non-GAAP financial performance measures.

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